Exhibit 99.1

Command Center Authorizes Stock Repurchase Program

COEUR D’ALENE, Idaho – April 20, 2015 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, announced that its Board of Directors has authorized a stock repurchase program for the purpose of repurchasing up to $5.0 million of the company’s common stock over the next three years.

“This repurchase program reflects the confidence of the board and management in the strength of our business, and represents a part of our long term strategy to enhance shareholder value,” said Command Center’s president and CEO Bubba Sandford. “We are able to institute the stock repurchase program and maintain sufficient capital for operations and growth. Our strong balance sheet and cash flow provide us with the flexibility to opportunistically repurchase shares while continuing to invest in new field offices and other growth opportunities to drive value for our shareholders.”

The shares authorized to be repurchased under the repurchase program may be purchased from time to time at prevailing market prices, through open market or negotiated private transactions, depending upon market conditions.  The repurchase program will be funded using the company’s working capital.  There is no guarantee as to the exact number of shares that will be repurchased by the company, and the company may discontinue repurchases at any time that management determines additional repurchases are not warranted.

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 57 field offices, the company provides employment annually for nearly 33,000 field team members working for 3,600 clients.
For more information about Command Center, go to www.commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the severity and duration of the general economic downturn, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10-K filed with the Securities and Exchange Commission on March 4, 2015, and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
Investor Relations Contact

Chris Tyson
Liolios Group, Inc.
Tel 949-574-3860
CCNI@liolios.com